Exhibit 99.1

FOR:	BIO-REFERENCE LABORATORIES, INC.

CONTACT:	Delores Bowman
Acting Investor Relations Coordinator
(201) 791-2600
(201) 791-1941 (fax)
dbowman@bioreference.com

Bio-Reference Laboratories, Inc. reports best quarterly revenues and earnings in corporate history with 25% increase in earnings per share

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The Company continues to show solid results for all financial metrics including cash flow and DSO’s

ELMWOOD PARK, N.J.—(BUSINESS WIRE)—August 30, 2012— (Except for Per Share Data or where otherwise noted, numbers are in thousands) Bio-Reference Laboratories, Inc. (NASDAQ: BRLI) announced that the Company recorded current quarter revenues of $172,302, an increase of 16% over the $148,029 recorded in the third quarter, fiscal year 2011. Net income after taxes in Q3FY11 was $12,596 resulting in fully diluted earnings per share (EPS) of $.45, up 25% and 25% respectively from the prior fiscal year third quarter net income after taxes of $10,081 and EPS of $.36. Gross profit on revenues for the current quarter was $86,049 resulting in a margin for gross profit on revenues of 50%, versus the $73,432, and 50%, reported for the prior fiscal year third quarter. Revenue per patient for the third quarter of the current fiscal year was $85.65, an increase of 2% over the $84.20 reported for the same quarter of the prior fiscal year. The number of patients served increased 14% to 1,997 in the current quarter from the prior year third quarter total of 1,745. The Company further noted that Days Sales Outstanding (DSO) were 79 days compared to the prior fiscal year same period when the DSO were 92 days.  Cash flow from operations for the current fiscal quarter was just short of $13,000 compared to approximately $1,300 for the same period in the last fiscal year.

Nine-month revenues increased to $485,609, an increase of 19% over the same period revenues of $407,345 in the prior fiscal year (nine month numbers from 2011 are based on pro forma numbers which exclude non-operating gains and a loss). Net income after taxes for the first nine months of the current year was $29,267 resulting in an EPS of $1.05; this was an increase of 32% from the prior year same period net income after taxes of $22,137 which resulted in an EPS of $.79. The Company reported gross profit on revenues for the current nine month period of $236,772, resulting in a margin for gross profit on revenues of 49% compared to the prior year same period of $195,876 which resulted in a margin of 48%. The number of patients served increased 17% to 5,762 in the first nine months of the current year from the prior year same period total of 4,917.  Cash flow from operations for the nine month period was over $36,000 compared to about $11,500 for the same period in the last fiscal year.

Marc D. Grodman, MD, CEO, commented: “BioReference has demonstrated what we believe to be a strong track record of growth and expansion for more than two decades.  We are extremely pleased to report another successful quarter of earnings, growth and innovation.  During the first half of the current fiscal year we introduced OnkoMatch, Inherigen and GenCerv — ground breaking new services in oncology and Women’s Health that were several years in development.  We believe that these new offerings will pave the way for our continued growth and expansion.  Innovation in science, in reporting and in providing information to our customers, have enabled us to maintain steady growth.  GeneDx, our genetics laboratory, continues to lead the way for the development and introduction of innovation and pioneering testing services in genetic sequencing.”

Dr. Grodman further noted: “This year, we have transitioned by moving innovative new services out of development mode and into implementation mode.  We have been able to maintain our focus on additional new services and programs that we will be announcing over the next few months that we believe will further insure our continued growth in the future.  In our industry, we face many challenges that will define us in the future.  BioReference has positioned itself on the side of preserving a competitive environment for all laboratories, promoting technology and innovation for not only better health care but for providing more information to clinicians for lower costs. The healthcare landscape is evolving and we expect that our actions and initiatives will continue to flourish as these changes to our industry unfold. BioReference is fully engaged and prepared for the changes that are on the horizon.”

Dr. Grodman continued: “Make no mistake about BioReference: we are a national laboratory with a national presence.  We have a great deal of business in the New York region, but we derive an even greater portion of our revenues from the specialty markets that we serve across the country.  We are able to grow because of our national footprint and our ability to introduce our service, support and technology innovation throughout the country.  We developed our clinical strategy in the NorthEast, but we have successfully implemented it throughout the country.  We understand that we provide a service and our ability to tailor that service to the individual markets we serve has enabled us to re-affirm our guidance that we gave earlier in the year of an increase Iin net revenues by more than 15% and net income by around 20% for Fiscal Year 2012.

The Company’s third quarter earnings conference call has been scheduled to take place this morning, August 30, 2012 at 10:30 a.m. Eastern Daylight Time. The live audio cast will be available at the Company’s corporate Website, www.bioreference.com and through www.streetevents.com. To listen to the call please go to either Website ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Websites, for 30 days following the call.

About BioReference Laboratories, Inc.

BRLI is a clinical testing laboratory offering testing, information and related services to physician offices, clinics, hospitals, employers and governmental units.  We believe that we are the fourth largest full-service laboratory in the United States and the largest independent regional laboratory in the Northeastern market.  BRLI offers a comprehensive list of laboratory testing services utilized by healthcare providers in the detection, diagnosis, evaluation, monitoring and treatment of diseases.  BRLI primarily focuses on esoteric testing, molecular diagnostics, anatomical pathology, women’s health and correctional health care.

Bio-Reference Laboratories, Inc.

Statements of Operations

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended
	July31,
	2012	2011
Net Revenues	$172,302	$148,029
Cost of Sales	86,253	74,597
Gross Profit on Revenues	86,049	73,432
General and Administrative	63,375	55,023
Operating Income	22,674	18,409
Other Expense, Net	492	416
Income Before Taxes	22,182	17,993
Taxes	9,586	7,912
Net Income	12,596	10,081
Income Per Share	$0.45	$0.36
Number of Shares	27,695,215	27,941,233
Income Per Share (Diluted)	$0.45	$0.36
Number of Shares (Diluted)	27,887,765	28,147,179

	Nine Months Ended
	July 31,
	2012	Pro Forma 2011***	Actual 2011
Net Revenues	$485,609	$407,345	$407,345
Cost of Sales	248,837	211,469	211,469
Gross Profit on Revenues	236,772	195,876	195,876
General and Administrative	184,044	155,437	155,437
Operating Income	52,728	40,439	40,439
Other Expense, Net	1,179	1,103	(5,553)
Income Before Taxes	51,549	39,336	45,992
Taxes	22,282	17,199	20,109
Net Income	29,267	22,137	25,883
Income Per Share	$1.05	$0.79	$0.93
Number of Shares	27,754,771	27,915,189	27,915,189
Income Per Share (Diluted)	$1.05	$0.79	$0.92
Number of Shares (Diluted)	27,930,202	28,123,558	28,123,558

***Pro Forma excludes gain from NJ Sales Tax Refund, loss from sale of aircraft and NY State Tax refund.

Bio-Reference Laboratories, Inc.

Balance Sheets

(Dollars in Thousands)

(Unaudited)

	July 31,	October 31,
	2012	2011
Cash & Cash Equivalents	$20,238	$22,013
Accounts Receivable (Net)	147,546	148,060
Plant, Property & Equipment (Net)	50,001	43,567
Intangible Assets (Net)	29,871	30,312
Other Assets	50,961	39,307
Total	$298,617	$283,259

Accounts Payable	$39,998	$38,612
Revolving Note	5,074	18,632
Long-Term Debt	18,993	15,250
Other Liabilities	20,264	20,998
Shareholder’s Equity	214,288	189,767
Total	$298,617	$283,259

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein.

www.bioreference.com